EXHIBIT 99.1

Contact: Peter Ruzicka Riverstone Networks (408) 878-6756 pruzicka@riverstonenet.com	Contact: Jennifer Arculeo Riverstone Networks (408) 878-6687 jarculeo@riverstonenet.com

RIVERSTONE NETWORKS APPOINTS WILLIAM J. WEYAND TO BOARD OF DIRECTORS

SANTA CLARA, Calif., October 16, 2002—Riverstone Networks, Inc. (Nasdaq: RSTN), a pioneer in metropolitan area networking, today announced that William J. Weyand has been appointed to the company’s board of directors. Mr. Weyand is a technology industry veteran with extensive experience developing new markets and driving revenue growth by maintaining a sharp customer focus.

“Bill is one of the industry’s most seasoned leaders,” said Romulus Pereira, president and CEO of Riverstone Networks. “He brings more than 35 years of industry experience to our board which will greatly complement our engineering and sales efforts as we expand our focus into new growth markets.”

Mr. Weyand joins Riverstone’s board after serving as chairman and CEO of Structural Dynamics Research Corporation (SDRC), where he redefined the company’s strategic direction to capitalize on new market-driven growth opportunities. During his tenure, he developed the company into a market leader in Product Lifecycle Management (PLM) solutions and directed the acquisition of seven companies. In 2001, Mr. Weyand facilitated the sale of SDRC to Electronic Data Systems (NYSE: EDS) for $1 billion.

“I am looking forward to working with the established leader in metropolitan area networking and supporting Riverstone Networks’ growth in market share and shareholder value,” said Mr. Weyand. “It’s an exciting time to be a part of a company with such a strong management team, technology portfolio and a worldwide customer base.”

Prior to joining SDRC, Mr. Weyand served as executive vice president of Measurex Corporation, where he refocused the company’s sales strategy to increase its market share to more than 50 percent. Previously, he held several senior sales and marketing positions at Cygnet Systems, Avco Corporation and Chomerics. Mr. Weyand currently serves on the boards of Manufacturers’ Services Ltd. (NYSE: MSV), Ascential Software (Nasdaq: ASCL), Storage Networks (Nasdaq: STOR), Pavilion Software, the Ohio River Valley Chapter of the Arthritis Foundation and as a trustee of Nichols College.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq: RSTN) provides solutions for metropolitan area networks, enabling carriers to convert raw bandwidth into profitable services. In more than 50 countries, carriers operating many of the world’s largest metropolitan area networks depend on Riverstone to create and reliably deliver profitable services over legacy and next-generation infrastructures. Worldwide, Riverstone routers are the trusted choice of many telecommunications carriers. For more information, please visit Riverstone’s web site at www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to market growth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the risks detailed from time to time in Riverstone Networks’ SEC reports, including its quarterly report on Form 10-Q for the period ended August 31, 2002. Riverstone Networks disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a trademark of Riverstone Networks, Inc. All other trademarks, service marks, and trade names belong to their respective owners.

# # #